Exhibit 99.1

FOR:	GOTTSCHALKS INC.
CONTACT:	Gregory Ambro Executive Vice President, Chief Operating Officer (559) 434-4800 or Financial Dynamics: Leigh Parrish, Stephanie Rich (212) 850-5651, (212) 850-5706

DISTRIBUTION: NORTHERN CALIFORNIA NEWS LINE: SFGOT/ESFGOT

FOR IMMEDIATE RELEASE

GOTTSCHALKS PROVIDES UPDATE ON BANKRUPTCY PROCEEDINGS

~ Court Approves Extension of Auction to Facilitate Continued "Going Concern"
Discussions With Potential Buyers ~

FRESNO, Calif., March 3 /PRNewswire-FirstCall/ -- Gottschalks Inc. (Pink Sheets: GOTTQ.PK) today announced that it has received approval from the bankruptcy court to extend its auction date until March 30, 2009, to allow for further negotiations related to potential going concern offers. The Company remains in active discussions with multiple potential buyers and continues normal business operations in its stores.

Additionally, the court approved the Employee Retention Plan and the Executive Incentive Plan, finding that they were appropriate in assisting the Company to achieve its goals.

Jim Famalette, Chairman and Chief Executive Officer of Gottschalks, said, "We are pleased the court has extended the auction date, and we continue to negotiate in good faith with potential buyers to keep Gottschalks as a going concern."

Gottschalks filed to reorganize under Chapter 11 on January 14, 2009 in the United States Bankruptcy Court for the District of Delaware. The complete filing can be viewed at http://www.kccllc.net/gottschalks.

About Gottschalks
Gottschalks is a regional department store chain, currently operating 58 department stores and three specialty apparel stores in six western states, including California (38), Washington (7), Alaska (5), Oregon (5), Nevada (1) and Idaho (2). Gottschalks offers better to moderate brand-name fashion apparel, cosmetics, shoes, accessories and home merchandise. Gottschalks offers corporate information and selected merchandise on its website located at www.gottschalks.com.

Business Risks and Forward Looking Statements
This release contains forward-looking statements (within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. In some instances, such statements may be identified by the use of forward-looking terminology such as "may," "will," "expects," "believes," "intends," "projects," "forecasts," "plans," "estimates," "anticipates," "continues," "targets," or similar terms, variations of such terms or the negative of such terms. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward- looking statements, including, without limitation, the Company's ability to meet debt obligations and adhere to the restrictions and covenants imposed under its various debt agreements; the timely receipt of merchandise and the Company's ability to obtain adequate trade credit from its key factors and vendors; risks arising from general economic and market conditions (including uncertainties arising from acts of terrorism or war); the ability to improve the profitability and cash flows of its stores or to sell, sublease or close underperforming stores; the ability to modify operations in order to minimize the adverse impact of rising costs, including but not limited to health care, workers' compensation, property and casualty insurance and utilities costs; the effects of seasonality and weather conditions, changing consumer trends and preferences, competition, consumer credit, the Company's dependence on its key personnel and general labor conditions, all of which are described in more detail in Gottschalks' Annual Report on Form 10-K and other reports filed by Gottschalks with the Securities and Exchange Commission. GOTTSCHALKS DOES NOT PRESENTLY INTEND TO UPDATE THESE STATEMENTS AND UNDERTAKES NO DUTY TO ANY PERSON TO EFFECT ANY SUCH UPDATE UNDER ANY CIRCUMSTANCES.

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